Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Limelight Media Group, Inc. of our report dated March 4, 2005 (except for note 19, as to which the date is March 11, 2005), with respect to the financial statements of Limelight Media Group, Inc. included in the Annual Report on Form 10-KSB for the year ended December 31, 2004.

/s/ L.L. Bradford and Company, LLC

Las Vegas, Nevada
April 29, 2005